EXHIBIT 99.1

Northstar Neuroscience, Inc. Announces Chief Financial Officer Transition

SEATTLE - December 5, 2008 - (GlobeNewswire) — Northstar Neuroscience, Inc., (NASDAQ:NSTR), a medical device company developing therapies for the treatment of major depressive disorder, announced today that Raymond N. Calvert has resigned as Chief Financial Officer and Vice President, Finance to pursue other interests, effective December 31, 2008.

“Ray has been a valuable member of our management team,” said John Bowers, Northstar’s President and Chief Executive Officer. “We appreciate the many contributions he has made in his nearly eight years with Northstar. During his tenure, Ray led several rounds of financing, including our highly successful initial public offering, and filled a key leadership role in our organization as we executed our clinical programs. We wish him the best in his future endeavors.”

Northstar also announced that Brian B. Dow has been named Chief Financial Officer and Vice President of Finance, effective January 1, 2009. Mr. Dow brings over 16 years of financial management and accounting experience and has most recently served as Northstar’s Director of Finance, having joined Northstar to help execute the Company’s 2006 initial public offering. Prior to joining Northstar, Mr. Dow served in roles of progressively-increasing responsibilities in public and private companies in the life sciences and technology industries and has experience with public and private equity financings, debt financings and mergers and acquisitions. Mr. Bowers commented, “Brian has been an integral leader in our finance organization over the last three years, and has been instrumental in recent strategic initiatives. He has strong knowledge of our business, systems, and all aspects of our financial management, compliance and corporate governance, and I look forward to his leadership in his new role.”

About Northstar Neuroscience

Northstar Neuroscience is a medical device company focused on developing neuromodulation therapies to treat neurological diseases and disorders. Northstar’s proprietary Renova™ Cortical Stimulation System is an investigational device that delivers targeted electrical stimulation to the outer surface of the brain — the cerebral cortex. For more information, visit www.northstarneuro.com.

CONTACT:

Investors:

Northstar Neuroscience, Inc.

Investor Relations, 206-902-1997

ir@northstarneuro.com

or

Westwicke Partners

Mark Klausner, 443-213-0500

mark.klausner@westwicke.com

or

Media:

Schwartz Communications

Helen Shik, 781-684-0770

northstar@schwartz-pr.com

SOURCE: Northstar Neuroscience